EXHIBIT 3.1

CERTIFICATE OF FORMATION

OF

ACADIA BAY ENERGY COMPANY, LLC.

1.          The name of the limited liability company is Acadia Bay Energy Company, LLC.

2.          The address of its registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.          IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Acadia Bay Energy Company, LLC this 22nd day of May, 1996.

                                                         /s/Julia R. Richardson

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